Exhibit 99.1

Energy for a Clean Environment December 2010 Golden Grain Energy Member Update Golden Grain Energy • 1822 43rd St. SW • Mason City, IA 50401 641-423-8525 • 888-GGE-CORN • Fax: 641-421-8457 Page 2: Financial report Page 3: PAC Outing OUR MISSION is to “add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.” Mark calendars for Feb. 15 annual meeting Golden Grain Energy’s annual meeting will be held at the Floyd Community Center, Floyd, IA, on Tuesday, Feb. 15. Registration and lunch starts at 11:30 a.m. with the meeting commencing at 1:00 p.m. There are two director seats up for election. The nominees for the two director seats are Jerry Calease and Marion Cagley, both incumbents. There will also be a Say-on-Pay vote. This is an advisory vote by members regarding then company’s policy for executive officer compensation. In addition to the Say-on-Pay vote, the Company is presenting the members the opportunity to provide input on how often the members would like to hold the Say-on-Pay vote: every year, every other year or every third year. While these votes are not binding, the Board intends to take them under advisement in making decisions regarding executive officer compensation and how frequently to present “Say-on-Pay” votes to members. We anticipate the proxy will be filed with the SEC by the end of December and ballots mailed to members on or around Jan. 2, 2011. Chairman’s comments: Let’s keep the buzz on ethanol alive Fellow shareholders, It is difficult for me to comprehend that Golden Grain Energy is near completion of six full years of production, it seems like just a few months ago we held our groundbreaking ceremony! 2010 has proven to be no different as it, too, has flown by. We have had many highlights this year: Profitability improving and allowing us to retire the private placement units Refinancing which significantly lowered our interest costs The neighboring plants in which we have ownership are all successful operations, making contributions to our balance sheet Retirement of a significant amount of debt All of these make this year noteworthy. We need to thank our Board of Directors for their attendance in the many Board and committee meetings we have had this year. I can assure you each of them remain committed to maintaining a strong balance sheet while capitalizing on opportunities for shareholder returns. Our management team and employees are our strongest assets. Their commitment to safety, efficiency, compliance and production were keys to Golden Grain Energy’s success this year. Each of us can have an impact on promoting our industry. Across my desk from time to time I receive a customer satisfaction survey for some purchase we have made around the farm operation or for some appliance or large ticket purchase around home. It always contains the usual questions: Please rate the salesman, store, product appearance, would I recommend the product, etc. Generally, there is a space where you can add comments which I have begun using to promote Ethanol. As a farmer, I have been simply adding the comment “If it were not for the value Ethanol has added to my crop this year, I would not have been able to make this purchase.” If I had a different profession it could be “Ethanol has strengthened my local economy and provided me with the opportunity to make this purchase.” Or possibly, “I used my dividend from my local Ethanol Plant to make this purchase.” I ask each of you to consider Continued on Page 3 www.goldengrainenergy.com • info@ggecorn.com

Page 2 Golden Grain Energy December 2010

2010 net income nearly $17 million

Golden Grain Energy is delighted to report the 2010 fiscal results came in at $16.9 million which was just shy of the $17 million budget for the year. Income was up substantially verses the 2009 year, which resulted in income of $2.2 million. Attributing to the strong fiscal year was a 12% increase in the average price of ethanol and a 2% decrease in the price we paid for corn verses 2009. We also experienced a 5% decrease in our average price of natural gas per BTU and a 60% increase in the amount of revenue from corn oil due to an increase in both price and quantity of corn oil sold in 2010 verses the 2009 fiscal year. Our income statement reflects approximately $3.9 million of income passed through to us from our investments in other ethanol plants and ethanol related investments.

As stated in several newsletters throughout the year, our strong income allowed us to strengthen our balance sheet by paying down total debt by $12.2 million, ending the year at approximately $20.5 million, and it allowed us to pay $5.2 million to repurchase the redeemable membership units issued during the spring of 2009. We also spent just over $2 million during the year for capital expenditures. Our book value as of 10/31/2010 is $3.72 per unit, up almost $1 from $2.75 a year ago. ***There have been several unit transfers go through at something less than book value. As a member of Golden Grain Energy, the board and management encourage you to make sure you are getting fair value out of any membership sale you make.***

We anticipate filing our complete annual 10-K report with the SEC within the next few weeks. A link to this report can be found on the GGE website (www.ggecorn.com) under Investor Relations or by clicking on this link.

INCOME STATEMENT	Year ended 10/31/2010	Year ended 10/31/2009
Revenues	$208,461,685	$198,631,396
Gross Profit	$17,808,023	$7,587,000
Net Income	$16,920,959	$2,219,406
Net Income per Unit	$0.62	$0.08
Average Units Outstanding	27,326,667	26,485,771

BALANCE SHEET	10/31/2010	10/31/2009
Current Assets	$21,934,185	$16,229,819
Total Assets	$122,709,007	$120,856,390
Current Liabilities	$9,216,092	$8,884,890
Long-term liabilities	$22,607,280	$32,818,635
Members Equity	$90,885,635	$79,152,865
Book Value per Unit	$3.72	$2.75

Estimates offer head start on tax planning

Golden Grain is in the planning stages of its 2010 tax return. Please remember that GGE's tax year runs from January 1-December 31, unlike their fiscal year which starts on November 1 and ends on October 31. For those members who have started tax planning, here is an estimate of income that we will be passing through to you on your Form K-1s that will be sent out in late February 2011. Please keep in mind that these figures are only an estimate and GGE's taxable income is highly dependent on actual results and our investments in other entities.

• Taxable income per unit of approximately $0.49

• Iowa investment tax credit of approximately $0.02/unit

• Domestic manufacturer's deduction of approximately $0.044/unit (this should typically result in tax savings of $0.01-$0.015 per unit)

GGE anticipates filing in Iowa, Minnesota, Nebraska, Ohio and Michigan. However, as in prior years, the majority of our members will only have filing requirements in the first 1-3 states.

Find Golden Grain on Facebook

Golden Grain Energy now has a Facebook account. There will be a link to our corn bids, and we will post Golden Grain Energy and member news. Find a link on our website, search Golden Grain Energy in your Facebook account and "Like" us, or try this link to view our page, http://www.facebook.com/pages/Golden-Grain-Energy-LLC/

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

adding a similar comment to these surveys when you receive them. It will make a difference when these comments are compiled and eventually end up on an executive’s desk. When asked to either support Ethanol or take a negative stance, these comments can influence decisions. Together, let us make them aware of how the decision to be made will impact their company’s bottom line or the impact even of fueling their own vehicle. “If you think you are too small to have an impact, try going to bed with a mosquito in the room” as quoted by Dame Anita Roddick. Together we can make a difference, have an impact and be that mosquito. — Dave Sovereign Chairman of the Board, Golden Grain Energy December 2010 Golden Grain Energy Page 3 PAC works for positive ethanol policies Greetings from Golden Grain Energy Political Action Committee! As we feel the end of 2010 coming to a close, it is with a sense of pride that GGE PAC has helped expand our network of flex-fuel filling stations and worked toward the final approval of E-15. Each month that passes, there are more flex-fuel vehicles on the road and more flex-fuel blender pumps installed. I am optimistic the EPA will approve E-15 in January for 2001 and newer vehicles and the extension of the VEETC looks promising along with additional tax incentives for more flex-fuel pumps. The previous eight presidents have warned our nation of the economic costs of our continued dependence on foreign oil. Yet our nation is slow to adapt to renewable fuels. The people of our nation have a choice each time they fuel their vehicles to support the renewable fuels industry or support the oil cartels of the Middle East by the oil we import daily. Our agriculture society has led the world in adapting to new technologies that have doubled corn production the past few decades and are working towards doubling it again. As we all continue to work toward more renewable and sustainable ethanol production practices, GGE PAC works to evaluate and support the legislators who are helping our ethanol industry and our country to become more self-sustaining. Please consider making a financial contribution to our committee through your distribution check to help Golden Grain Energy’s PAC reach our goals. Committee decisions on policies and candidates are made on a non-partisan basis. — Jerry A. Calease, GGE PAC Chairman Even small steps make a difference Continued from Page 1 Board declares cash distribution On December 20, 2010, the Board of Directors declared a cash distribution of $0.25 per membership unit to holders of record of both Class A & B units of record at the close of business on Dec. 15, 2010, for a total distribution of $6,115,000. We expect to pay the distribution in late January or early February. If you have recently switched banks or would like to sign up for direct deposit please call the office at (641) 423-8525. IRFA Summit talks E-15, future Continued from Page 4 VEETC extension bill goes to the President Washington – Compromise tax legislation that included extensions of key tax credit for the production and use of domestic ethanol was sent President Obama for his signature last week. The bill would extend five key tax provisions, including: Blender’s Credit for Ethanol (VEETC); Tariff on Imported Ethanol; Small Producer Tax Credit; Excise tax credits for alternative fuel and alternative fuel mixtures; and Alternative fuel vehicle refueling property. Undoubtedly, future policy initiatives will have a big influence on blend levels and market access. Policy analysts will share their vision for strengthening the state’s renewable fuels economy. With Iowa once again coming into the national political spotlight, a panel of national leaders will share their goals for American-made energy. And, visit the trade show to see the latest technology and equipment for ethanol and biodiesel. Chat with exhibitors to learn more about new technology and efficiencies available to improve the bottom line for Iowa’s biofuels producers. Plan to join fellow renewable fuels advocates in Des Moines on January 25. To register for this free event, go to www.IowaRFA.org. And, please encourage your friends, neighbors and colleagues to take advantage of this insightful, one-day event.

Page 4 Golden Grain Energy December 2010 Golden Grain Energy LLC Board of Directors Dave Sovereign, Chairman Steve Sukup, Vice Chairman Ron Pumphrey, Secretary Jim Boeding Steve Retterath Stan Laures Jerry Calease Marion Cagley Steve Core Leslie Hansen Duane Lynch Ed Hatten Management Team Walter Wendland, President & CEO Scott Gudbaur, Commodity Manager Chad E. Kuhlers, Chief Operating Officer Christy Marchand, Chief Financial Officer Free Summit Jan. 25 offers answers about Iowa ethanol’s future Join energy independent Iowans to learn how the renewable fuels industry will navigate new markets and maneuver through new policies. The Iowa Renewable Fuels Association is hosting the 5th Annual Iowa Renewable Fuels Summit on January 25, 2011, at the Polk County Convention Complex in Des Moines. This event brings together ethanol and biodiesel producers, plant investors, technology providers, equipment manufacturers, service providers and biofuels advocates to address the ever-changing landscape for Iowa’s renewable fuels economy. The event is free and open to the public. The program will focus on introducing the newest ethanol blend – E15 – to Iowa motorists. Earlier this year, the U.S. Environmental Protection Agency announced approval of E15 for 2007 and new model years. And, EPA has indicated this approval will be extended to 2001 and newer vehicles early next year. There are many steps to introducing a new fuel, and one of the most challenging – in this case – is educating motorists on which vehicles qualify for use along with the benefits of higher ethanol blends. These topics will be tackled by retailers, the auto industry and research firms that have extensively evaluated E15 use in various model years. Officials of the Obama Administration have also been invited to share the Administration’s role in helping overcome the E10 blend wall that has now become a reality. Continued inside on Page 3 1822 43rd St. SW Mason City, IA 50401 Energy for a Clean Environment